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Exhibit 99.2

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of
Welch Allyn Holdings, Inc. and Subsidiaries
Skaneateles Falls, New York

        We have audited the accompanying consolidated financial statements of Welch Allyn Holdings, Inc. and subsidiaries (the "Company"), which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for the three years in the period ended December 31, 2014, and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

        Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Welch Allyn Holdings, Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the three years in the period ended December 31, 2014 in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
February 16, 2015

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2014 AND 2013

(In thousands, except share and per share amounts)

	2014	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$178,448	$145,149
Trade receivables, less allowances of $2,451 in 2014 and $2,805 in 2013	67,674	83,690
Inventories	57,623	53,105
Other current assets	13,488	12,762
Deferred income taxes	16,716	17,869

Total current assets	333,949	312,575

OTHER ASSETS:
Intangible assets—net of accumulated amortization of $25,275 in 2014 and $20,663 in 2013:
Customer base	23,991	27,965
Patents	719	1,046
Trademarks	5,302	4,392
Goodwill	108,643	100,758
Noncurrent deferred income taxes	12,524	3,690
Other assets	163,217	147,113
PROPERTY, PLANT, AND EQUIPMENT:
Land, buildings, and improvements	74,844	77,017
Machinery and equipment	201,575	198,493

Total property, plant, and equipment	276,419	275,510
Accumulated depreciation	177,404	170,028

Property, plant, and equipment—net	99,015	105,482

TOTAL ASSETS	$747,360	$703,021

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2014 AND 2013

(In thousands, except share and per share amounts)

	2014	2013
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$21,123	$24,163
Accrued expenses	89,980	93,281
Accrual for restructuring charges	4,764	9,547
Accrued income taxes	3,585	2,962

Total current liabilities	119,452	129,953
OTHER NON CURRENT LIABILITIES	2,589
ACCRUED POSTRETIREMENT BENEFITS	15,042	12,985
LONG-TERM RESTRUCTURING ACCRUAL	16	2,477
LONG-TERM INCENTIVE OBLIGATION	33,731	22,629
DEFERRED COMPENSATION OBLIGATION	31,341	30,256

Total liabilities	202,171	198,300

STOCKHOLDERS' EQUITY:
Common stock, with a par value of $.01 per share:
Class A—voting: 107,442,600 shares authorized, 107,412,876 issued, and 107,158,238 outstanding; including 254,638 shares in treasury	1,069	73
in 2014 and 29,724 in 2013
Class B—nonvoting: authorized 50,000,000 shares, issued 486,345 shares, including 157,675 shares in treasury in 2014 and 157,475 in 2013	3	608
Accumulated other comprehensive income	14,226	20,286
Retained earnings	682,139	633,861

	697,437	654,828
Less cost of shares in treasury	152,248	150,107

Total stockholders' equity	545,189	504,721

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$747,360	$703,021

See notes to consolidated financial statements.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012

	2014	2013	2012
	(In thousands)
NET SALES	$683,772	$700,915	$683,118
COST OF GOODS SOLD	334,461	348,612	337,245
RESTRUCTURING COST OF GOODS SOLD	5,917	11,745	3,905

GROSS MARGIN	343,394	340,558	341,968
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	278,683	295,102	289,025
RESTRUCTURING CHARGES	1,142	7,922	9,235
TRADEMARK AND GOODWILL IMPAIRMENT	—	2,454	4,950

OPERATING INCOME	63,569	35,080	38,758
INVESTMENT INCOME—Net of interest expense	2,707	2,232	1,282
OTHER INCOME	2,568	4,194	2,536

INCOME BEFORE PROVISION FOR INCOME TAXES	68,844	41,506	42,576
PROVISION FOR INCOME TAXES	20,175	10,305	12,155

NET INCOME	48,669	31,201	30,421

OTHER COMPREHENSIVE (EXPENSE) INCOME—Net of tax:
Change in unrealized gains on available-for-sales securities	109	3,565	2,624
Postretirement benefit plan	(1,379)	3,349	(964)
Foreign currency translation adjustments	(6,354)	991	1,223
Change in fair value of derivatives	1,564	875	(687)

Other comprehensive (expense) income	(6,060)	8,780	2,196

COMPREHENSIVE INCOME	$42,609	$39,981	$32,617

See notes to consolidated financial statements.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012

	Class A	Class B	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total
	(In thousands)
BALANCE—December 31, 2011	$73	$608	$591,320	$9,310	$(147,449)	$453,862
Net income for 2012			30,421			30,421
Change in unrealized gains on available-for-sale securities—net of taxes				2,624		2,624
Postretirement benefit plan—net of taxes				(964)		(964)
Foreign currency translation adjustments				1,223		1,223
Change in fair value of derivatives—net of taxes				(687)		(687)
Dividends			(19,081)			(19,081)
Shares purchased for treasury					(1,569)	(1,569)

BALANCE—December 31, 2012	73	608	602,660	11,506	(149,018)	465,829
Net income for 2013			31,201			31,201
Change in unrealized gains on available-for-sale
securities—net of taxes				3,565		3,565
Postretirement benefit plan—net of taxes				3,349		3,349
Foreign currency translation adjustments				991		991
Change in fair value of derivatives—net of taxes				875		875
Shares purchased for treasury					(1,089)	(1,089)

BALANCE—December 31, 2013	73	608	633,861	20,286	(150,107)	504,721
Stock Redenomination	996	(605)	(391)
Net income for 2014			48,669			48,669
Change in unrealized gains on available-for-sale securities—net of taxes				109		109
Postretirement benefit plan—net of taxes				(1,379)		(1,379)
Foreign currency translation adjustments				(6,354)		(6,354)
Change in fair value of derivatives—net of taxes				1,564		1,564
Shares purchased for treasury					(2,141)	(2,141)

BALANCE—December 31, 2014	$1,069	$3	$682,139	$14,226	$(152,248)	$545,189

See notes to consolidated financial statements.

WELCH ALLYN HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012

	2014	2013	2012
	(In thousands)
OPERATING ACTIVITIES:
Net income	$48,669	$31,201	$30,421
Adjustments to reconcile net income to net cash provided by operating activities:
Trademark and other asset impairment	1,400	2,773	5,683
Provision for depreciation and amortization	24,912	24,491	23,617
Provision for bad debts	(354)	328	195
Provision for deferred income taxes	(6,188)	(7,345)	(3,426)
Change in long-term incentive and deferred compensation	12,692	8,990	(6,242)
Change in cash surrender value of Company-owned life insurance	(1,858)	(5,668)	(2,361)
Gain on sale of securities	(2,117)	(1,747)	(1,600)
Income on equity method investments	(356)		(434)
Change in operating assets and liabilities:
Accounts receivable	17,097	(4,848)	(2,273)
Inventories	(4,645)	6,398	2,335
Other assets	(6,656)	(390)	(8,212)
Accounts payable and accrued expenses	(7,634)	17,989	(1,736)
Restructuring reserve	(7,244)	2,482	9,542
Accrued pension and postretirement benefits	245	660	609
Accrued income taxes	3,212	2,271	1,837

Net cash provided by operating activities	71,175	77,585	47,955

INVESTING ACTIVITIES:
Purchases of investments	(177)	(15,794)	(8,459)
Sales of investments	6,379	4,800	25,860
Additions to property, plant and equipment	(13,158)	(13,643)	(14,266)
Advances to related-party trust	(2,426)	(2,712)	(8,006)
Purchases of businesses	(12,011)	—	434
Investments in businesses	(9,849)	(4,464)	(3,318)

Net cash used in investing activities	(31,242)	(31,813)	(7,755)

FINANCING ACTIVITIES:
Acquisition of treasury stock	(2,141)	(1,089)	(1,569)
Dividends Paid	—	—	(19,081)

Net cash used in financing activities	(2,141)	(1,089)	(20,650)

EFFECT OF EXCHANGE RATE CHANGES	(4,493)	(536)	874

CHANGE IN CASH AND CASH EQUIVALENTS	33,299	44,147	20,424
CASH AND CASH EQUIVALENTS—Beginning of year	145,149	101,002	80,578

CASH AND CASH EQUIVALENTS—End of year	$178,448	$145,149	$101,002

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION—
Cash paid during the year for:
Interest	$289	$322	$409

Income taxes	$24,239	$15,366	$13,530

Noncash investing and financing activities—property, plant, and equipment unpaid
at end of year	$353	$665	$325

Accrued contingent consideration for purchases of businesses	$2,200	$—	$—

Accrued investment obligation	$1,000	$—	$—

See notes to consolidated financial statements.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014,2013, AND 2012

(In thousands, except share and per share amounts)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Description of Business—Operations of Welch Allyn Holdings, Inc. and Subsidiaries (the "Company") involve the development, manufacture, marketing, and service of quality innovative illumination and diagnostic products throughout the world. The Company's significant manufacturing operations are located in the United States and Mexico. The Company also has sales distribution centers in Europe, Africa, Asia, and Australia. Principal products include reusable and disposable medical diagnostic instruments and equipment as well as miniature lamps. The Company generally sells its products on open account and performs periodic credit evaluations on its customers.

        Accumulated Other Comprehensive Income—The amounts in accumulated other comprehensive income as of December 31, 2014 and 2013, are as follows:

	2014	2013
Unrealized gains on available-for-sale securities—net of deferred tax expense of $4,154 in 2014 and $4,090 in 2013	$7,073	$6,964
Foreign currency translation adjustments	6,638	12,992
Adjustment for other postretirement benefit plan—net of deferred tax (benefit) expense of $(784) in 2014 and $26 in 2013	(1,335)	44
Changes in fair value of derivatives—net of deferred tax expense of $1,087 in 2014 and $168 in 2013	1,850	286

	$14,226	$20,286

        Changes in accumulated other comprehensive income, including amounts reclassified into earnings, are as follows:

	Unrealized Gains on Available-For-Sale Securities(1)	Foreign Currency Translation Adjustment	Adjustment for Postretirement Benefit Plan	Changes in Fair Value of Derivatives(2)	Total
Balance at December 31, 2012—net of deferred taxes	$3,399	$12,001	$(3,305)	$(589)	$11,506
Gross changes	6,164	991	5,316	1,967	14,438
Reclassification into earnings	(505)			(578)	(1,083)
Tax	(2,094)		(1,967)	(514)	(4,575)

Balance at December 31, 2013—net of deferred taxes	6,964	12,992	44	286	20,286
Gross changes	1,718	(6,354)	(2,189)	2,767	(4,058)
Reclassification into earnings	(1,545)			(286)	(1,831)
Tax	(64)		810	(917)	(171)

Balance at December 31, 2014—net of deferred taxes	$7,073	$6,638	$(1,335)	$1,850	$14,226

(1)
Reclassifed from accumulated other comprehensive income into investment income.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014,2013, AND 2012 (Continued)

(In thousands, except share and per share amounts)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(2)
Reclassified from accumulated other comprehensive income into net sales and cost of goods sold.

        Derivatives—The Company accounts for derivative instruments in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC), Topic 815, Derivatives and Hedging.

        The Company utilizes foreign currency forward contracts to reduce its exposure to foreign currency risk due to fluctuations in exchange rates associated with forecasted foreign currency denominated sales and intercompany inventory purchases. The maturities of these contracts do not exceed twelve months. Changes in the fair value of derivative instruments are recorded in earnings unless hedge accounting criteria are met. For derivative instruments designated as fair value hedges, the changes in fair value of both the derivative instrument and the hedged item are recorded in earnings. For derivative instruments designated as cash flow hedges, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income (OCI), and the ineffective portions are recognized in earnings.

        As of December 31, 2014 and 2013, the fair values of the Company's foreign currency forward contracts were as follows:

		Fair Value
	Balance Sheet Location
Type of Derivative		2014	2013
Cash flow hedge assets	Other current assets	$2,943	$1,223
Cash flow hedge liabilities	Accrued expenses		(776)

        Realized gains (losses) on derivatives totaled $842, $721, and ($420) for fiscal years 2014, 2013, and 2012, and were included as a component of net sales and cost of goods sold in the accompanying consolidated statements of income and comprehensive income. Unrealized gains (losses) on cash flow hedges were recorded as a component of OCI.

        As of December 31, 2014, the Company had the following outstanding foreign currency forward contracts that were entered into in order to hedge forecasted purchases and revenues (in thousands):

Foreign Currency	Currency Denomination
Canadian dollar	19,664
Australian dollar	12,533
British Pound sterling	9,754

        Use of Estimates—The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results may vary from these estimates. The significant estimates relate to allowance for doubtful receivables, intangible assets, product warranty reserves, income taxes, accrued post retirement obligations, restructuring reserves, inventory valuation and reserves, and various accrued expenses.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014,2013, AND 2012 (Continued)

(In thousands, except share and per share amounts)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Revenue Recognition—The Company recognizes revenue when all of these criteria have been met: persuasive evidence of an arrangement exists; risk of loss and title pass to the customer; the price is fixed or determinable; and collectibility is reasonably assured. The Company generally ships to distributors under shipping terms that transfer title and risk of loss upon shipment and accordingly recognizes revenue upon shipment. In the United States, the Company sometimes ships direct to customers under FOB destination shipping terms and, therefore, does not recognize revenue until the product is delivered to the customer. Also, the Company ships products to customers under multiple deliverable arrangements. These arrangements generally qualify for separate units of accounting treatment and, therefore, revenue is recognized as each separate unit is delivered.

        Sales Incentives—Group purchasing organization rebates are offered to our distributors. These rebates result from a three-party sourcing arrangement between the Company, a distributor, and an end user at a contracted price and are recorded as a reduction in sales. The Company also participates in programs where it pays a distributor to focus on the sales of the Company's products or to reward them for attaining sales targets. These payments are recorded as a reduction in sales.

        Concentration of Credit Risk—The Company sells its products to a large number of geographically diverse end users and distributors, thereby limiting the credit risk.

        Shipping and Handling—Shipping and handling costs are included in cost of goods sold.

        Consolidation—The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and are prepared in conformity with accounting principles generally accepted in the United States of America. All intercompany accounts and transactions have been eliminated in consolidation.

        Cash and Cash Equivalents—Cash and cash equivalents includes currency on-hand, demand, and other deposits with financial institutions. The Company classifies all money market funds as cash equivalents.

        Allowance for Doubtful Accounts—The allowance for doubtful accounts receivable reflects our best estimate of probable losses in our accounts receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts, and other currently available evidence. The allowance for doubtful accounts was $1,762 and $2,080 as of December 31, 2014 and 2013, respectively. Trade receivable allowances also include estimated sales returns allowances and cash discount reserves of $689 and $725 as of December 31, 2014 and 2013, respectively.

        Fair Value Measurements—The carrying amounts of accounts payable and accounts receivable approximate their fair value due to the short-term nature of these financial instruments.

        ASC Topic 820, Fair Value Measurements and Disclosures, establishes a valuation hierarchy for disclosure of the inputs to the valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014,2013, AND 2012 (Continued)

(In thousands, except share and per share amounts)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

unobservable inputs based on the Company's assumptions used to measure assets and liabilities at fair value. Transfers between levels, if any, are recorded as of the end of the reporting period in which the transfer occurs.

        The Company's financial assets and liabilities recorded at fair value on a recurring basis include cash equivalents (money market funds), long-term investments (Note 8), and derivatives (Note 1), and are categorized as follows as of December 31, 2014 and 2013:

2014	Level 1	Level 2	Level 3	Total
Cash equivalents	$96	$—	$—	$96
Investment securities	23			23
Long-term investments	60,960			60,960
Foreign currency derivative assets		2,943		2,943

Total instruments at fair value	$61,079	$2,943	$—	$64,022

2013	Level 1	Level 2	Level 3	Total
Cash equivalents	$102	$—	$—	$102
Investment securities	24			24
Long-term investments	64,017			64,017
Foreign currency derivative assets		1,223		1,223
Foreign currency derivative liabilities		(776)		(776)

Total instruments at fair value	$64,143	$447	$—	$64,590

        The derivative assets and liabilities are classified as Level 2 within the valuation hierarchy and consist of foreign exchange forward contracts that are measured at fair value using observable market inputs such as forward rates, our own credit risk, and our counterparties' credit risks.

        The Company's assets that are required to be reviewed for impairment when events and circumstances indicate that the carrying value may not be recoverable and the fair value is less than the carrying value include goodwill, intangible assets, and property, plant, and equipment. The fair value determination of the Trimline trademark and the advance payments to investee were calculated using Level 3 fair value assumptions. The Company recorded impairments of goodwill and trademark, as discussed later in the Intangible Assets section of footnote 1. We have recorded impairments of $319 and $734 in 2013 and 2012, respectively, related to purchased software that will no longer be of use to our business as a result of recent restructuring activities.

        In 2014, the Company recorded an impairment of $1,400 of the advance payment to investee, as discussed later in Note 8.

        Investment Securities—The Company measures its investment securities in accordance with ASC Topic 320, Investments—Debt and Equity Securities.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012 (Continued)

(In thousands, except share and per share amounts)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Management has determined that the Company's debt and equity investment securities should be classified as trading and available-for-sale. Trading securities are carried at fair value, with the net unrealized holding gains and losses included in earnings. Available-for-sale securities are carried at fair value, with the net unrealized gains and losses reported in comprehensive income. The fair value of investment securities is based on the quoted market values at December 31, 2014 and 2013. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in other comprehensive (expense) income. The cost of securities sold is based on the specific identification method. Interest is included in interest income and dividends on securities classified as available-for-sale are included in other income.

        The Company accounts for investments under the equity method or cost method of accounting based on criteria including ownership percentage and level of influence. Investments accounted for under the equity method are adjusted to reflect the Company's share of gains or losses, allocated based on ownership percentage. At least annually, investments are reviewed to assess whether there are any other than temporary impairments.

        Inventories—Inventories are stated at the lower of cost or market with cost determined under the last-in, first-out (LIFO) and the first-in, first-out (FIFO) methods. Inventories stated on the LIFO basis represented 74% and 72% of total inventories (before LIFO valuation allowances) at December 31, 2014 and 2013, respectively. Had the Company valued all its inventories on the FIFO method, the inventories at December 31, 2014 and 2013, would have been higher by $6,027 and $6,211, respectively. The Company maintains a reserve for excess and obsolete inventory.

        Intangible Assets—Intangible assets consist primarily of goodwill, trademarks, customer base, and patents. Customer base assets are being amortized by the straight-line method over 10 to 11 years. Patents are being amortized by the straight-line method over five to seven years. Trademarks are not being amortized based on the Company's intent to use them indefinitely.

        The Company reviews finite lived assets for impairment when indicators for impairment are identified, in accordance with ASC Topic 350, Intangibles—Goodwill and Other. The Company also reassesses the useful lives of all acquired intangible assets.

        In accordance with the requirements of ASC 350, the Company evaluated the balance of goodwill recorded on the consolidated balance sheet as of September 30, 2014 and 2013, the annual measurement date for impairment. In 2014 and 2013, the Company used the step 0 test when evaluating goodwill for impairment, whereby a qualitative assessment was performed to determine that it was not-more-likely -than -not that the fair value of our reporting units was less than the carrying values of the respective reporting units. Factors assessed in making this determination included macroeconomic and market conditions, financial performance, and changes in management.

        In 2012, changes in our reporting structure resulted in an increase in the number of reporting units. Also in 2012, the Company changed its annual evaluation date for determining whether or not goodwill is impaired from December 31 to September 30. The Company determined the fair value of

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012 (Continued)

(In thousands, except share and per share amounts)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

each reporting unit and allocated its goodwill based on the relative fair value of the reporting units. The Company then compared the fair value of each reporting unit to the carrying value. Fair values were determined using a combination of discounted cash flow and market approach valuation methodologies. The Company recorded a goodwill impairment of $4,950 in 2012, relating to our European reporting unit.

        In 2013, the Company recorded an impairment in our Trimline trademark asset which we have classified as an indefinite lived asset since acquiring it in 2010 with the acquisition of the Trimline product line. Some customers have been converting from our Trimline product line to our proprietary Flexiport product line and, therefore, the Trimline sales forecast no longer supported the original capitalized value of the trademark. This impairment has been reported as a component of operating income in the 2013 consolidated statement of income and comprehensive income. In 2014, the Company reviewed the Trimline trademark for impairment and an impairment was not required. The total carrying amount of intangible assets not subject to amortization as of December 31, 2014 and 2013 is $113,945 and $105,150, respectively.

        The following is a summary of changes in the carrying amount of goodwill:

	2014	2013
Goodwill at beginning of year	$100,758	$100,799
Additions to Goodwill	9,611
Foreign exchange differences and other	(1,726)	(41)

Goodwill at end of year	$108,643	$100,758

        Amortizing intangible assets, net are comprised of the following (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer base	$47,224	$(19,259)	$27,965
Patents	2,450	(1,404)	1,046

Total amortizing intangible assets at December 31, 2013	$49,674	$(20,663)	$29,011

Customer base	$47,379	$(23,388)	$23,991
Patents	$2,606	$(1,887)	$719

Total amortizing intangible assets at December 31, 2014	$49,985	$(25,275)	$24,710

        Trademarks are not included on this table as they have indefinite lives. At December 31, 2014 and December 31, 2013 trademarks totaled $5,302 and $4,392, respectively and are included within intangible assets on the balance sheet.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012 (Continued)

(In thousands, except share and per share amounts)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The amortization expense for fiscal years 2014, 2013, and 2012 was $4,612, $4,815, and $4,685. The estimated weighted-average useful life of intangible assets that are being amortized is 5.8 years. Amortization expense is included in the cost of goods sold and selling, general and administrative section of the statement of income.

        The estimated aggregate amortization expense for each of the five succeeding fiscal years is:

2015	$4,541
2016	4,397
2017	4,172
2018	4,172
2019	3,359

        Property, Plant, and Equipment—Property, plant, and equipment are recorded at cost. Upon disposal of facilities, the cost and related accumulated depreciation are eliminated from the respective accounts and resulting gains or losses are included in the consolidated statements of income and comprehensive income within other income. Expenditures for maintenance and repairs are charged to operations as incurred.

        Property, plant, and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is assessed by a comparison of the carrying amount of the asset to the estimated future undiscounted net cash flows expected to be generated by the asset or group of assets. If estimated future undiscounted net cash flows are less than the carrying amount of the asset or group of assets, the asset is considered impaired and an expense is recorded in an amount required to reduce the carrying amount of the asset to its then fair value. Fair value generally is determined from estimated discounted future net cash flows (for assets held-for-use) or net realizable value (for assets held-for-sale).

        Depreciation—The Company provides for depreciation of property, plant, and equipment over their estimated useful lives. Buildings and improvements are depreciated over lives of 20 to 40 years and machinery and equipment generally over lives of 3 to 12 years. Depreciation is computed on the straight-line method. The depreciation expense for fiscal years 2014, 2013, and 2012 was approximately $20,300, $19,676, and $18,932.

        Translation of Foreign Currencies—The consolidated financial statements of the Company's foreign subsidiaries, where the functional currency is not the US Dollar, are translated into U.S. dollar equivalents in accordance with ASC 830, Foreign Currency Matters. Assets and liabilities are translated at period-end exchange rates. Income and expense items are translated at the average exchange rate for the period. The net adjustments from translation are included in accumulated other comprehensive income. Translation adjustments are generally not adjusted for income taxes as they relate to permanent investments in the Company's foreign subsidiaries. Foreign currency transaction gains and losses are recognized in income based on the difference between foreign exchange rates on transaction date and other settlement dates, these amounts are accounted for in the other income line of the

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012 (Continued)

(In thousands, except share and per share amounts)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

statement of income. The net aggregate transaction loss included in the consolidated statements of income and comprehensive income was $3,179, $2,613, and $915 for fiscal years 2014, 2013, and 2012.

        Income Taxes—The Company provides for income taxes in accordance with the liability method as set forth in ASC 740, Income Taxes. Under the liability method, deferred income taxes are recognized for the future tax consequences of differences between the tax and financial accounting bases of assets and liabilities at the end of each reporting period. Deferred income taxes are based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

        Deferred income taxes are not provided on the unremitted earnings of subsidiaries outside the United States when it is expected that these earnings are permanently reinvested. Such earnings may become taxable upon repatriation of assets from a subsidiary or the sale or liquidation of a subsidiary. Deferred income taxes are provided when the Company no longer considers subsidiary earnings to be permanently reinvested, such as situations where the Company's subsidiaries plan to make future dividend distributions.

        Excise Tax—Beginning in 2013, under the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Acts of 2010, among other initiatives, the legislation provides for a 2.3% excise tax on the sale of certain medical devices in the U.S. The Company is required to pay this excise tax on most of its U.S. product sales and $6,427 and $6,889 was recorded in Selling, General, and Administrative Expenses in the 2014 and 2013 consolidated statements of income and comprehensive income, respectively.

        Research and Development—Research and development expenditures are recorded in selling, general, and administrative expenses as incurred and amounted to $49,787, $54,005, and $59,938 for fiscal years 2014, 2013, and 2012.

        Advertising Costs—Advertising costs are expensed as incurred. The total amount charged to advertising expense totaled $1,493, $1,838, and $2,096 for fiscal years 2014, 2013, and 2012.

        Accounting for Share-Based Compensation—The Company values its liabilities incurred under share-based payment arrangements in accordance with ASC 718, Compensation—Stock Compensation (Note 7).

2. INVENTORIES

        The composition of inventories, net of reserves, is as follows at December 31:

	2014	2013
Raw material	$17,712	$18,966
Work-in-process	14,998	15,149
Finished goods	24,913	18,990

	$57,623	$53,105

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012 (Continued)

(In thousands, except share and per share amounts)

3. INCOME TAXES

        The provision for income taxes consisted of the following:

	2014	2013	2012
Income before income taxes:
Domestic	$51,978	$35,910	$37,148
Foreign	16,866	5,596	5,428

Total	$68,844	$41,506	$42,576

Current:
Federal	$21,229	$15,070	$12,112
State	2,134	1,362	1,326
Foreign	3,000	1,919	1,997

	26,363	18,351	15,435
Deferred:
Federal	(5,814)	(8,157)	(3,647)
State	(196)	(253)	(112)
Foreign	(178)	364	479

Deferred income tax benefit	(6,188)	(8,046)	(3,280)

Provision for income taxes	$20,175	$10,305	$12,155

        The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. federal income tax rate of 35% to pretax income. The sources and tax effects of the differences are as follows:

	2014	2013	2012
U.S. federal tax expense at statutory rates	35.0%	35.0%	35.0%
State income taxes—net of federal benefit	2.1	2.2	2.0
Research and experimentation credits	(0.9)	(5.8)
Domestic production deduction	(1.7)	(2.2)	(2.4)
Impairment of trademark		0.3	4.3
Corporate owned life insurance	(1.0)	(5.1)	(2.1)
Split dollar life insurance			(7.0)
Impact of foreign operations	(5.2)	(1.0)	(3.1)
Other—net	1.0	1.4	1.9

Effective tax rate	29.3%	24.8%	28.6%

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012 (Continued)

(In thousands, except share and per share amounts)

3. INCOME TAXES (Continued)

purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

	2014	2013
Deferred tax assets:
Pension and postretirement benefits	$5,807	$4,976
Inventory related	2,867	2,975
Accrued compensation	28,371	23,347
Accrued restructuring	1,694	3,908
Accounts receivable	851	925
Warranty reserve	1,305	1,564
Rebate accrual	2,588	2,010
Net operating loss carryforwards	2,285	2,670
Other deferred tax assets	5,503	3,862
State tax credits	12,904	12,905
Valuation allowance	(15,254)	(15,849)

Total deferred tax assets	48,921	43,293

Deferred tax liabilities:
Tax over book depreciation	12,229	14,524
Unrealized gains on marketable securities	5,240	4,258
Other deferred tax liabilities	2,212	2,952

Total deferred tax liabilities	19,681	21,734

Net deferred tax assets	$29,240	$21,559

Classification of net deferred tax assets:
Current asset	$16,716	$17,869
Non-current asset	12,524	3,690

	$29,240	$21,559

        At December 31, 2014 and 2013, there was $12,904 and $12,905, respectively, of future tax benefits associated with state tax credits, which have an indefinite carryforward period. Management believes it is more-likely-than-not that the deferred tax assets will not be realized. As such, a full valuation allowance has been recorded in the total amount of these deferred tax assets.

        At December 31, 2014 and 2013, there was $2,350 and $2,944, respectively, of deferred tax assets reflecting the benefit of $7,046 and $9,674, respectively, in loss carryforwards and other future deductible differences in Brazil, China, and Colombia; the net operating loss carryforwards are not subject to expiration, but there are other limitations that will impact deductibility. Management believes it is more-likely-than-not that the deferred tax assets will not be realized. As such, a full valuation allowance has been recorded in the total amount of these deferred tax assets.

        The Company and its subsidiaries are subject to United States federal income tax as well as income tax in multiple state and foreign jurisdictions. During 2014, the Internal Revenue Service

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012 (Continued)

(In thousands, except share and per share amounts)

3. INCOME TAXES (Continued)

("IRS") initiated its audit for the 2013 calendar year. The Company continued its participation in the IRS Compliance Assurance Program (CAP) for the 2014 calendar year and has submitted the application to remain in CAP for the 2015 calendar year.

        At December 31, 2014, undistributed earnings of consolidated foreign subsidiaries of $29,242 are considered to be indefinitely reinvested in international operations. Accordingly, no provision has been made for deferred taxes related to the future repatriation of such earnings, nor is it practicable to determine the amount of this liability.

        At December 31, 2014 and 2013, there was $2,689 and $1,330, respectively, of unrecognized tax benefits that if recognized would affect the annual effective tax rate. The Company believes that there will be no significant change in the amount of unrecognized tax benefits in the next 12 months.

        The Company recognized interest accrued related to unrecognized tax benefits in income tax expense. At December 31, 2014 and 2013, the Company accrued approximately $464 and $277 in interest and penalties, respectively, related to uncertain tax positions in the accrued income taxes balance on the consolidated balance sheets.

        The American Taxpayer Relief Act of 2012 (the "Act") was signed into law by President Obama on January 2, 2013. Among other things, the Act extended through 2013 several expired or expiring temporary business tax provisions, commonly referred to as "extenders." Provisions that expired at the end of 2011 were retroactively extended to the beginning of 2012, including the research and experimentation (R&E) credit. Under ASC 740, Income Taxes, the effects of new legislation were recognized upon enactment, which in the U.S. federal jurisdiction is the date the president signs a tax bill into law. Although the R&E credit extension was effective retroactively for 2012, entities could only consider currently enacted tax law as of the 2012 balance sheet date in determining current and deferred taxes. The retroactive tax effects for 2012 and the tax effects for 2013 were $2,404 and were recognized by the Company in 2013. The tax effects for 2014 were $618 and were recognized by the Company in 2014.

        In September of 2013, the U.S. Department of the Treasury and the Internal Revenue Service released final regulations regarding the deductibility and capitalization of expenditures related to tangible property. Compliance with these final regulations is required with companies' federal income tax returns for tax years beginning on or after January 1, 2014. We have assessed these rules and have determined that the impact on our consolidated results of operations, cash flows or financial position is not material.

4. TRANSACTIONS WITH RELATED COMPANIES

        Selling expense in the accompanying consolidated financial statements includes a commission of $20,995, $18,600, and $16,919 for fiscal years 2014, 2013, and 2012, which is paid to a Domestic International Sales Corporation affiliated by common ownership.

        The Company has advanced $34,365 and $32,697 at December 31, 2014 and 2013, respectively, to related-parties, under a split dollar agreement, for the purpose of funding life insurance policies on key stockholders (Note 8). The cash value of these policies has been assigned to the Company as collateral

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012 (Continued)

(In thousands, except share and per share amounts)

4. TRANSACTIONS WITH RELATED COMPANIES (Continued)

for the trusts' obligations to repay the advance. In 2012, this split dollar agreement was converted from an economic regime to a loan regime which converted the advanced monies to an interest-bearing loan. Interest accrued totaled $1,445 and $687 at 2014 and 2013, respectively.

5. BORROWINGS AND LEASE COMMITMENTS

        Line-of-Credit Arrangements—On June 21, 2013, the Company entered into an amended and restated $150,000 five-year unsecured revolving credit facility (the "Revolver"). Interest rates on outstanding loans are based on the London Interbank Offer Rate plus additional basis points determined by the ratio of consolidated outstanding indebtedness to consolidated earnings before interest, taxes, depreciation and amortization (EBITDA), defined as the "Leverage Ratio" in the credit agreement. These rates range from 87.5 basis points to 125 basis points. The maturity date of the Revolver is June 21, 2018.

        The Revolver has financial covenants that:

  •
  Require that the ratio of consolidated outstanding indebtedness to consolidated EBITDA, (defined as the "Leverage Ratio" in the credit agreement) be no more than 3 to 1 at all times

  •
  Require that the ratio of consolidated EBITDA less capital expenditures less dividends to scheduled principal payments on indebtedness plus interest expense (defined as the "Fixed Charge Coverage Ratio" in the credit agreement) be more than 2.5 to 1 at all times

        Debt issuance costs related to the Revolver are carried in other assets and amortized to interest expense over the life of the credit facility. This expense is included in the consolidated statements of income and comprehensive income within investment income and amounted to $290, $494 and $663 for fiscal years 2014, 2013, and 2012, respectively.

        As of December 31, 2014, the amount available to borrow against the Revolver was $147,176. There were no amounts outstanding under the Revolver at December 31, 2014.

        As of December 31, 2014 and 2013, the Company had outstanding letters of credit totaling $2,824 and $3,074, respectively, principally related to self-insured health insurance, value added tax guarantees and supplier guarantees, which expire at various times throughout 2015. These letters reduce the Company's borrowing capacity.

        Operating Leases—Future minimum annual payments on operating leases, principally for facilities, office equipment, and automobiles, which expire in one to five-year periods, are as follows for each of the five succeeding fiscal years:

2015	$3,302
2016	2,532
2017	2,439
2018	2,113
2019	2,136

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012 (Continued)

(In thousands, except share and per share amounts)

5. BORROWINGS AND LEASE COMMITMENTS (Continued)

        Net rental expense is included in selling, general, and administrative expenses in the consolidated statements of income and comprehensive income and amounted to $5,635, $6,501, and $7,129 for fiscal years 2014, 2013, and 2012.

6. STOCKHOLDERS' EQUITY

        Stockholder Agreements—The principal stockholders own 100% of the outstanding Common Stock—Class A (voting) and the majority of the outstanding Common Stock—Class B (non-voting). The stockholders' agreement contains first refusal rights, which require stock to be offered to other principal stockholders as well as the Company before it can be offered for sale otherwise. It also requires transferred non-voting stock be purchased at appraised value as determined by a recognized appraiser of closely held stock and securities.

        The Company is not a party to the agreement, though the voting stockholders shall encourage the Company to redeem sufficient stock from the estate of any deceased principal stockholder, if necessary, to pay estate taxes. The stockholders' agreement allows the principal stockholders the ability to pledge (upon permission of the Company) shares of the Company's voting stock as collateral for loans with third-party bank lending institutions. The Company has agreed with the lender that, in the event of default by the borrower, the Company will purchase the borrower's note from the lender and take possession of the pledged voting stock collateral. Voting stock has been pledged by the principal stockholders against loan commitments totaling $9,000 at December 31, 2014 and 2013. There have been no events of default on these loans.

        The Company has entered into agreements with most of its non-principal Class B stockholders in which the stockholders have the right to sell to the Company, and the Company has the right to buy, all of their Company stock in the event (among other contingencies) of death or in the case of employee stockholders' termination of employment for whatever reason. In the event of such a transaction, the fair market value of the stock is to be derived based upon appraised value. The aggregate value of such stock approximates $3,515 and $3,110 at December 31, 2014 and 2013, respectively.

        Stock Redenomination—In 2014, the Company completed an in-substance stock split of 300 Class A for each outstanding share of Class A and Class B, exclusive of shares held in the Company's treasury. In addition, the value per share of Class A and Class B was reduced from $1.25 per share to $0.01 per share for each issued share, with the difference being reflected in retained earnings.

        Treasury Stock—At December 31, 2014 and 2013, shares held in Treasury consist of 157,675 and 157,475 shares, respectively, of Common Stock—Class B. During 2014 and 2013, the Company acquired 224,914 and 0 shares, respectively, of Common Stock—Class A and 200 and 429 shares, respectively, of Common Stock—Class B, at a cost of $2,141 and $1,089, respectively.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012 (Continued)

(In thousands, except share and per share amounts)

7. EMPLOYEE BENEFITS

        Postretirement Benefits—The Company provides a contributory retiree health care plan covering all eligible employees who retired prior to January 1, 1990, and all eligible employees who have or will retire at normal retirement age between January 1, 1990 and December 31, 2014, with at least five years of active service.

        Benefit obligations and funding policies are at the discretion of the Company's management. Retiree contributions are adjusted annually and the plan contains other cost-sharing features such as deductibles and coinsurance, all of which vary based on the retiree's date of retirement. The accounting for the plan anticipates future cost-sharing changes to the written plan that are consistent with the Company's expressed intent to cap its contribution for all employees who retire after 1998 at the level in effect in 1998.

        A summary of the net periodic postretirement benefit other than pension costs for 2014, 2013, and 2012 is presented below:

	2014	2013	2012
Service cost benefits earned during the period	$5	$54	$49
Interest cost on projected benefit obligation	532	551	660
Amortization of net loss		1,007	687
Amortization of unrecognized prior service cost	146	146	146

Net periodic postretirement benefit cost	$683	$1,758	$1,542

        A discount rate of 3.5% was used in 2014, 4.0% in 2013, and 3.0% in 2012 to determine the actuarial present value of the accrued postretirement benefit obligation. A discount rate of 4.0%, 3.0%, and 3.75% was used in 2014, 2013, and 2012, respectively, to determine the net benefit cost. For measurement purposes, the annual rate of increase in health care costs was assumed to be 6.2% in 2014, 5.8% in 2015, 5.5% in 2016, 14.6% in 2017 and 6.3% in 2018, decreasing eventually to 4.8%. Benefits paid, net of participant contributions of $208 in 2014 and $176 in 2013, were $925 in 2014 and $1,109 in 2013. These amounts were funded by employer contributions and Medicare Part D reimbursements of $925 and $158, respectively, in 2014 and $1,109 and $0, respectively, in 2013. The

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012 (Continued)

(In thousands, except share and per share amounts)

7. EMPLOYEE BENEFITS (Continued)

change in benefit obligations, plan assets, and amounts recognized in the consolidated balance sheets were as follows:

	2014	2013
Change in benefit obligation:
Benefit obligation at beginning of year	$14,446	$19,113
Service cost	5	54
Interest cost	532	551
Plan participants' contributions	208	176
Actuarial loss/(gain)	2,334	(4,163)
Benefit payments and expected expenses	(1,291)	(1,285)
Medicare Part D reimbursements	158

Benefit obligation at end of year	16,392	14,446

Change in plan assets:
Fair value of plan assets at beginning of year	—	—
Plan participants' contributions	208	176
Employer contributions	925	1,109
Benefit payments and actual expenses	(1,291)	(1,285)
Medicare Part D reimbursements	158

Fair value of plan assets at end of year	—	—

Amounts recognized in the consolidated balance sheets:
Current liabilities	1,350	1,461
Non-current liabilities	15,042	12,985

Total amount recognized	$16,392	$14,446

        The Company estimates $1,382 in contributions to the postretirement plan will be paid in 2015.

        The benefits expected to be paid in each of the next five years, and in the aggregate for the five years thereafter are:

2016	$1,359
2017	1,316
2018	1,277
2019	1,237
Years 2020-2024	5,569

        The Company has not prefunded any of its postretirement health care liability and, accordingly, the Company's accumulated postretirement benefit obligation (APBO) and net cost recognized for other postemployment benefits reflect the effects of the recent Medicare Prescription Drug, Improvement, and Modernization Act of 2003. The provisions of this act provide for a federal subsidy for plans that provide prescription drug benefits and meet certain qualifications. The actuarially determined reduction in the APBO at December 31, 2014, is $1,958, with $61 of this reduction

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012 (Continued)

(In thousands, except share and per share amounts)

7. EMPLOYEE BENEFITS (Continued)

recognized in 2014. The subsidy effectively reduced amortization by $0 and reduced interest cost by $61.

        Other Benefits—The Company provides a non-contributory life insurance benefit to certain retirees who retired prior to December 31, 1989. Because the amount of the liability relative to this plan is insignificant, it has been combined with the health care plan for purposes of this disclosure.

        The Company has a salary reduction 401(k) plan whereby eligible employees may defer up to 40% of their eligible compensation. The Company matches 50% of employee deferrals, up to 6% of eligible compensation. The Company also contributes a non-elective contribution whereby the Company contributes 5% of eligible compensation on behalf of eligible employees. Employer contributions aggregated $8,196, $8,479, and $10,233 in fiscal years 2014, 2013, and 2012.

        Long-Term Incentive Plans—The Company's Welch Allyn Holdings, Inc. Long-Term Incentive Plan (as amended and restated as of January 1, 2013) and Welch Allyn Holdings, Inc. Board of Directors Long-Term Incentive Plan (Amended and Restated as of January 1, 2012) (the "Plans"), which are Board approved, permit the grant of awards to its employees and non-employee directors. The Plans were established for the purpose of providing grants of Phantom Stock Appreciation Rights (PHASARs) and Phantom Stock Units (PSUs) to a select group of officers and other key employees and non-employee directors of the Company to better align the interests of its employees and non-employee directors with those of its shareholders. A PHASAR is a bookkeeping unit representing the right to receive a payment equal to the excess (if any) of (a) the market value of a phantom unit (a hypothetical share of the common stock of the Company) as of the most recent quarterly valuation immediately preceding the date on which the right is exercised or deemed exercised, over (b) the market value of a phantom unit as of its grant date. A PSU is a bookkeeping unit representing the right to receive payment equal to the market value of a phantom unit as of the quarter immediately preceding the date on which the right is exercised or deemed exercised. PHASAR and PSU awards are granted on January 1 of each year. The compensation expense is recognized ratably over the requisite service period. A PHASAR or PSU phantom unit is valued at its hypothetical market value as determined by the Board of Directors, with assistance from an independent valuation firm on the last day of each quarter. The Company uses the intrinsic value method to determine the fair value of PHASARs and PSUs, and accordingly compensation expense is adjusted each quarter for changes in the hypothetical fair value of the Company's stock until a payment is made to the employee.

        In 2009, the Company initiated a Board approved Performance Phantom Stock Unit Plan (PPSU) which allows for awards of PPSUs to certain key employees. A PPSU is a bookkeeping unit representing the right to receive a payment equal to the fair value of a phantom stock unit as of December 31 immediately preceding the date on which the right is exercised or deemed exercised adjusted based on performance per a matrix which measures both EBITDA and EBITDA return on Shareholder's Equity. The vesting period is three years. The compensation expense is recognized ratably over the requisite service period based on the percent achievement to target. Expenses accrued under these plans were $950, $1,027, and $501 for fiscal years 2014, 2013, and 2012.

        Beginning in 2013, the Company has stopped issuing new PPSU grants and instead replaced PPSUs with a three-year performance income cash incentive plan. The participants each receive a

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012 (Continued)

(In thousands, except share and per share amounts)

7. EMPLOYEE BENEFITS (Continued)

targeted cash award and performance is measured against the three year performance income target. There is a three year cliff vesting period and any outstanding awards at the time of a participants' retirement run to completion but are prorated through the retirement date.

        Effective in the second quarter of 2014, the Company redenominated all shares outstanding. This effectively increased all outstanding shares by a factor of 301, with a corresponding reduction in the share price by a factor of 301. Share and share price data have been retroactively adjusted for presentation purposes in this footnote.

        For awards granted on or after January 1, 2006, the following assumptions were made:

For Employees
Requisite service period	Five years PHASARs and PSUs; Three years PPSUs
PHASAR vesting schedule	20% vesting per year for five years and shares can be held up to ten years
PSU vesting schedule	100% cliff vesting after five years and paid after end of year five
PPSU	100% cliff vesting after three years and paid after end of year three
PHASAR forfeiture rate	0%
PSU forfeiture rate	4.5-18%
PPSU forfeiture rate	0%
For Non-Employee Directors
Requisite service period	One year
Vesting schedule	100% after one year
Forfeiture rate	0%

PHASAR Rollforward	Unit	Weighted Average Exercise Price
PHASAR units outstanding—December 31, 2013	85,042,132	$0.40
Units forfeited	354,157	1.64
Units exercised	18,827,369	0.16
Units granted	874,569	8.62

PHASAR units outstanding—December 31, 2014	66,735,175	0.54

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012 (Continued)

(In thousands, except share and per share amounts)

7. EMPLOYEE BENEFITS (Continued)

PSU Rollforward		Weighted Average Grant Date Fair Value
PSU units outstanding—December 31, 2013	36,756,314	$0.49
Units forfeited	1,044,169	0.81
Units exercised	13,029,294	0.34
Units granted	426,454	8.62

PSU units outstanding—December 31, 2014	23,109,305	0.74

PPSU Rollforward
PPSU units outstanding—December 31, 2013	1,809,311	$0.55
Units forfeited
Units exercised	1,632,624	0.33
Units granted
PPSU units outstanding—December 31, 2014	176,687	6.53

For Employees Vested Shares	PHASARs	PSUs	PPSUs
Weighted-average exercise price on shares/units outstanding	$0.39	$—	$—
Shares/units outstanding at December 31, 2014	62,080,113	8,216,397	176,687
Weighted-average intrinsic price on shares/units outstanding	$0.24	$0.34	$5.38
Weighted-average remaining contractual term on shares/units outstanding	3.5
Number of shares/units currently exercisable	51,947,483	8,216,397	176,687
Shares exercisable and expected to become exercisable	65,818,329	17,437,758	176,687
Weighted-average intrinsic price on shares/units exercisable	$0.20	$0.49	$5.38
Weighted-average remaining contractual term on shares/units exercisable	3.0
Weighted-average exercise price on shares/units exercisable	$0.29	$—	$—

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012 (Continued)

(In thousands, except share and per share amounts)

7. EMPLOYEE BENEFITS (Continued)

For Non-Employee Directors Vested Shares	PHASARs	PSUs
Weighted-average exercise price on shares/units outstanding	$0.27	$—
Shares/units outstanding at December 31, 2014	916,846	5,147,702
Weighted-average intrinsic price on shares/units outstanding	$0.22	$1.25
Weighted-average remaining contractual term on shares/units outstanding	1.6	1.7
Number of shares/units currently exercisable	916,846	2,153,053
Shares exercisable and expected to become exercisable	916,846	5,147,702
Weighted-average intrinsic price on shares/units exercisable	$0.16	$0.49
Weighted-average remaining contractual term on shares/units exercisable	1
Weighted-average exercise price on shares/units exercisable	$0.27	$—

For Employees Vested Shares	PHASARs	PSUs	PPSUs
Weighted-average exercise price on shares/units outstanding	$0.32	$—	$—
Shares/units outstanding at December 31, 2013	75,251,505	9,469,761	1,743,994
Weighted-average intrinsic price on shares/units outstanding	$0.13	$0.40	$0.40
Weighted-average remaining contractual term on shares/units outstanding	3.9
Number of shares/units currently exercisable	57,468,124	9,469,761	1,743,994
Shares exercisable and expected to become exercisable	83,714,722	27,984,271	1,806,000
Weighted-average intrinsic price on shares/units exercisable	$0.13	$0.40	$0.40
Weighted-average remaining contractual term on shares/units exercisable	3.0
Weighted-average exercise price on shares/units exercisable	$0.27	$—	$—

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012 (Continued)

(In thousands, except share and per share amounts)

7. EMPLOYEE BENEFITS (Continued)

For Non Employee Directors Vested Shares	PHASARs	PSUs
Weighted-average exercise price on shares/units outstanding	$0.25	$—
Shares/units outstanding at December 31, 2013	1,309,350	7,512,057
Weighted-average intrinsic price on shares/units outstanding	$0.15	$0.74
Weighted-average remaining contractual term on shares/units outstanding	2.1	1.2
Number of shares/units currently exercisable	1,309,350	2,031,750
Shares exercisable and expected to become exercisable	1,309,350	7,512,057
Weighted-average intrinsic price on shares/units exercisable	$0.15	$0.40
Weighted-average remaining contractual term on shares/units exercisable	1.0
Weighted-average exercise price on shares/units exercisable	$0.25	$—

        The weighted average grant date intrinsic value for PSUs for 2014 is $8.62 and for PSUs and PPSUs for 2013 is $7.32. The weighted average grant date intrinsic value for PSUs and PPSUs for 2012 is $6.53. The weighted average grant date intrinsic value for PHASARs is $0. The total liability for PHASAR, PSU, and PPSU units outstanding at December 31, 2014 and 2013, is $45,172 and $32,722, respectively. Compensation costs have been charged against income which is included as a component of cost of goods sold and selling, general, and administrative expenses on the consolidated statements of income and comprehensive income. The compensation costs for these plans was $22,996, $21,082, and $7,995 for fiscal years 2014, 2013, and 2012. The total income tax benefit recognized in the consolidated statements of income and comprehensive income for these arrangements was $8,508, $7,800, and $2,958 for fiscal years 2014, 2013, and 2012. Total cash paid to settle PHASARs and PSUs was $11,167 and $11,667 in 2014 and 2013, respectively. The deferral of payments on units exercised in 2014 and 2013 was $1,192 and $280, respectively. As of December 31, 2014, the total compensation cost related to nonvested awards not yet recognized is $10,456. The weighted average period over which this expense is expected to be recognized is 2.5 years. The total liability for PHASAR, PSU, and PPSU units outstanding and units exercised with deferred payments at December 31, 2014 and 2013, is $45,172 and $32,709, respectively, of which $33,731 and $22,629 is presented separately on the consolidated balance sheets at December 31, 2014 and 2013, respectively, and $11,441 and $10,080 is included as a component of accrued expenses on the consolidated balance sheets at December 31, 2014 and 2013, respectively. The total value of shares that became vested during 2014 is $8,205.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012 (Continued)

(In thousands, except share and per share amounts)

8. OTHER ASSETS

        The composition of other non-current assets is as follows at December 31:

	2014	2013
Cash advanced to related party trusts for split dollar agreements (Note 4)	$35,810	$33,384
Trading account investments related to deferred compensation plan	31,327	30,471
Available-for-sale securities	29,633	33,546
Corporate owned life insurance	31,457	29,599
Capitalized software	7,052	6,210
Cost and equity method investments	18,554	7,349
Advance payments to investee	5,389	6,411
Prepaid royalty	2,000
Advance payment to Hubble	1,960
Other	35	143

Total	$163,217	$147,113

        The cost basis of trading account investments related to deferred compensation assets held was $28,931 and $26,499 at December 31, 2014 and 2013, respectively. These assets are primarily invested in mutual funds. The Company intends to use our investments in available-for-sale equity securities and corporate owned life insurance to settle long-term incentive plan obligations. Gross unrealized gains and losses accumulated in other comprehensive income are as follows:

	December 31, 2014
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale securities	$18,412	$11,221	$—	$29,633

	$18,412	$11,221	$—	$29,633

	December 31, 2013
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale securities	$22,497	$11,049	$—	$33,546

	$22,497	$11,049	$—	$33,546

        The gross realized gains on sales of available-for-sale securities totaled $2,117, $1,750, and $1,597 for fiscal years 2014, 2013, and 2012. Proceeds from sales of available-for-sale securities amounted to $6,379, $4,784 and $23,357 for fiscal years 2014, 2013, and 2012, respectively. The gross realized gains on sales of trading account investments totaled $1,072, $735, and $503 for fiscal years 2014, 2013, and 2012. Proceeds from sales of trading account investments amounted to $7,040, $5,086 and $5,788 for fiscal years 2014, 2013 and 2012, respectively.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012 (Continued)

(In thousands, except share and per share amounts)

8. OTHER ASSETS (Continued)

        Unrealized gains on trading account investments totaled $2,396 and $4,206 as of December 31, 2014 and 2013, respectively. The Company bears no risk in changes in the trading security investments as any changes in market value would be equally offset by a change in the liability.

        The Company capitalizes certain eligible costs of software to be sold or otherwise marketed, whether internally developed or purchased. The unamortized software costs included in other assets at December 31, 2014, is $7,052 and at December 31, 2013, is $6,210. The total amortization expense charged to cost of goods sold was $1,624, $1,189, and $397 for fiscal years 2014, 2013, and 2012. Accumulated amortization was $3,493 and $1,869 as of December 31, 2014 and 2013, respectively. The Company generally assigns a five-year useful life to capitalized software assets.

        The Company has made strategic capital investments totaling $18,554 and $7,349 at December 31, 2014 and 2013, respectively.

        This includes the following 2014 investments:

  •
  An investment of $950 was made to a limited liability company formed to use intellectual property to develop products, including the development of certain technology utilized for the detection, diagnosis, screening and/or monitoring of diseases, conditions and other characteristics of properties through breath. As of December 31, 2014, Welch Allyn had a 40% investment in this investee and has accounted for the investment as an equity method investment.

  •
  An investment of $5,000 was made to a biotech company that develops advanced body worn sensing and computing technologies for applications in cardiology, respiratory and other complex disease states. Under the terms of the agreement Welch Allyn has exclusive global rights to distribute the Company's cardiac arrhythmia products to physicians. As of December 31, 2014, Welch Allyn had a 31% investment in this investee and has accounted for the investment as an equity method investment.

  •
  An investment of approximately $1,353 was made to a company that developed a hand-held digital diagnostic set with interchangeable scopes comprised of a digital noon-mydriatic eye fundus camera, otoscope, endoscope and dermoscope. As of December 31, 2014, Welch Allyn had a 20% investment in this investee and has accounted for the investment as an equity method investment.

  •
  An additional investment of $1,546 was made to a Chinese venture capital firm focused on life science companies. As of December 31, 2014, Welch Allyn had a 5.5% investment in this investee and has accounted for the investment as an equity method investment.

  •
  An additional investment of $2,000 to a medical device firm to help fund the commercialization of its patient monitoring system. $1,000 of this amount had not been contributed as of December 31, 2014 and is within the accrued expenses line item of the balance sheet. As of December 31, 2014, Welch Allyn had a 5.23% investment in this investee and has accounted for the investment as a cost method investment.

        Assets, liabilities, and net income of investees accounted for under the equity method, in the aggregate, were $105,752, $1,959 and $6,053, respectively.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012 (Continued)

(In thousands, except share and per share amounts)

8. OTHER ASSETS (Continued)

        Equity method investments totaled $13,223 and $4,019 at December 31, 2014 and 2013, respectively. Gains and losses from equity method investments have been reported as a component of other income in the consolidated statements of income and comprehensive income. Gains (losses) totaled $356, ($433), and $0 for fiscal years 2014, 2013, and 2012. Management evaluates these investments for other than temporary impairment annually.

        In 2012, the Company had also recorded a cash advance to an investee associated with these investments of $8,000, of which $5,389 and $6,411 have been recorded in other assets at December 31, 2014 and 2013, respectively. Management reviews this balance annually for impairment, and in 2014 an impairment of $1,400 was recognized.

9. ACCRUED EXPENSES

        The composition of accrued expenses is as follows:

	2014	2013
Accrued payroll and other employee related expenses	$29,102	$37,113
Current portion of incentive obligation	11,441	10,080
Accrued rebates	21,171	19,131
Other	28,266	26,957

Total	$89,980	$93,281

10. COMMITMENTS AND CONTINGENCIES

        The Company is involved in various pending and threatened actions arising from its normal business operations. Management believes that the Company has meritorious defenses or claims and it will vigorously protect itself in these actions. In the opinion of management, the outcome of these actions will not have a material effect on the Company's financial position and results of operations.

        The Company offers warranties for its products. The specific terms and conditions of those warranties vary depending upon the product sold. For products sold in the United States, the Company provides a basic limited warranty, including parts and labor, for periods ranging generally from one to five years. The Company estimates the costs that may be incurred under its basic limited warranty and records a liability in the amount of such costs at the time product revenue is recognized. Factors that affect the Company's warranty liability include the number of installed units, historical and anticipated rates of warranty claims, and cost per claim.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012 (Continued)

(In thousands, except share and per share amounts)

10. COMMITMENTS AND CONTINGENCIES (Continued)

        Changes in the Company's product liability, included in accrued expenses in the accompanying consolidated balance sheets, during the period are as follows:

	2014	2013
Balance at January 1	$4,173	$4,106
Warranties issued	3,579	3,968
Changes in estimates		21
Settlements made	(4,287)	(3,922)

Balance at December 31	$3,465	$4,173

        Supplier Concentration—Certain of the raw materials or purchased assemblies used by the Company in the manufacture of its products are available from a limited number of suppliers or, in some cases, from a single supplier. Shortages could occur in these essential materials due to an interruption of supply from any of these suppliers. Although the Company has no reason to believe that there will be an interruption in supply of any materials or purchased parts, and although the Company continually reviews its sources of supply, if the Company were unable to procure certain of such materials or purchased assemblies from a number of these limited suppliers, it would be required to reduce its manufacturing operations, which could have a material adverse effect upon its results of operations.

        Regulation—The Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act (collectively "Health Care Reform") legislated broad-based changes to the U.S. health care system that significantly impact our business operations and financial results, including higher or lower revenue, as well as higher employee medical costs and taxes. Health Care Reform imposes significant new taxes on medical device manufacturers, which will result in a significant increase in the tax burden on our industry and which could have a material negative impact on our financial condition, results of operations and our cash flows. Other elements of Health Care Reform such as comparative effectiveness research, an independent payment advisory board, payment system reforms including shared savings pilots and other provisions could meaningfully change the way healthcare is developed and delivered, and may materially impact numerous aspects of our business, results of operations and financial condition. Many significant parts of Health Care Reform will be phased in over the next several years and require further guidance and clarification in the form of regulations.

11. RESTRUCTURING AND OTHER CHARGES

        In September 2012, the Company announced plans to reshape its business and realign resources to meet the challenges and opportunities of the rapidly changing global healthcare environment. In doing so, the Company established three distinct New Product Development and Technology Centers in New York, Oregon, and Singapore. Also, the Company created a Global Finance Shared Service Center in Mexico and consolidated its North American manufacturing and related support functions at its largest facilities in New York and Mexico. Over the course of the restructure program, the Company aggressively hired select new skills that are critical to supporting the changing nature of healthcare

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012 (Continued)

(In thousands, except share and per share amounts)

11. RESTRUCTURING AND OTHER CHARGES (Continued)

globally and necessary to prepare for future growth. The Company reduced an estimated 10 percent of its current workforce as part of the restructuring effort. This was accomplished with a combination of voluntary and involuntary separations. The total estimated cost of the entire restructuring plan is approximately $55 million, of which approximately $44 million (including $5 million of capital) has been incurred through December 31, 2014. The Company expects to incur and pay the remaining cost for the other portions of the restructuring over the next year. Costs include the following main categories of expense: severance and retention, costs related to the move and consolidation of product lines to New York and Mexico, personnel (including travel and temporary wages paid to backfill employees), and consulting or legal fees. In 2014, restructuring expense includes $1,212 in third party consulting fees spent to help the Company optimize the efficiency and effectiveness of several functions within the business. This amount relates directly to efficiencies in the sourcing area and has been included in restructuring cost of goods sold in the consolidated statement of income and comprehensive income. Severance packages were calculated based on years of service and included appropriate levels of medical coverage.

        The table below shows the related activity recorded in 2014, 2013, and 2012:

	Balance December 31, 2013	Additions to Reserve	Payments	Balance December 31, 2014
Severance and related	$11,518	$5,562	$(12,441)	$4,639
All other	506	1,497	(1,862)	141

Total	$12,204	$7,059	$(14,303)	$4,780

	Balance December 31, 2012	Additions to Reserve	Payments	Balance December 31, 2013
Severance and related	$9,542	$11,857	$(9,881)	$11,518
All other	570	7,810	(7,874)	506

Total	$10,112	$19,667	$(17,755)	$12,024

	Balance December 31, 2011	Additions to Reserve	Payments	Balance December 31, 2012
Severance and related	$—	$11,247	$(1,705)	$9,542
All other		1,893	(1,323)	570

Total	$—	$13,140	$(3,028)	$10,112

        The all other reserve at December 31, 2014 includes employee relocation costs associated with the restructuring efforts.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012 (Continued)

(In thousands, except share and per share amounts)

12. ACQUISITIONS

        On June 3, 2014, the Company acquired certain assets of PediaVision Holdings, LLC ("PediaVision"), a leading developer of vision technology and inventor of a new generation of user-friendly vision assessment technology that transcends age, developmental capacity and mobility. This acquisition offers the Company a unique opportunity to better serve its customers by offering them a state of the art diagnostic device for conducting eye examinations in a variety of settings. It also complements the Company's existing vision screening technology, specifically, the Welch Allyn SureSight® Vision Screener and Autorefractor.

        The purchase price was $8,112, including a holdback of $1,500. Additional contingent consideration totaling $500 was recognized at the acquisition date to accrue for future payments to the previous owner. Results of this acquisition are included in our consolidated results of operations from the date of acquisition. The cost of the acquisition was allocated to the assets acquired and liabilities assumed from PediaVision based on their fair values as of the close of the acquisition, with the amount exceeding the fair value of the net assets acquired being recorded as goodwill. Goodwill will be deducted for tax purposes utilizing the straight-line method over a period of 15 years.

        The following table summarizes the fair value of the assets acquired and liabilities assumed:

Current assets	$235
Fixed assets	109
Intangible assets	8,244

Total asset acquired	8,588
Current liabilities	(476)

Net assets acquired	$8,112

        As the values of certain assets acquired and liabilities assumed are preliminary in nature, they are subject to adjustment as additional information is obtained, including, but not limited to, the finalization of our intangible asset valuation. The valuations will be finalized in 2015. When the valuations are finalized, any changes to the preliminary valuation of assets acquired or liabilities assumed may result in material adjustments to the fair value of the intangible assets acquired, as well as goodwill.

        The fair values of the assets acquired were determined using the income approach. The income approach estimates the value for a subject asset based on the present value of cash flows projected to be generated by the asset. The projected cash flows were discounted using the Company weighted average cost of capital. The projected cash flows for each asset considered multiple factors from the perspective of a marketplace participant including revenue projections from existing customers, attrition trends, marginal tax rates and expected profit margins giving consideration to historical and expected margins. The income fair value measurement approach is based on significant unobservable inputs, including management estimates and assumptions.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012 (Continued)

(In thousands, except share and per share amounts)

12. ACQUISITIONS (Continued)

        The amounts assigned to major classes of intangible assets are shown below:

Customer base	$155
Goodwill	7,022
In-process R&D	157
Trademarks	910

Total intangible assets	$8,244

        On November 7, 2014, the Company acquired certain assets of HealthInterlink, LLC ("HealthInterlink"), a business engaged in researching, developing, manufacturing, marketing, distributing and selling software and other products and solutions for remote patient monitoring. In keeping with the Company's vision to transform care wherever patients and healthcare professionals connect, this acquisition will enable the Company to help clinicians prioritize patient care, allowing for early intervention and facilitating communications with patients outside traditional healthcare settings.

        The purchase price was $4,000, including a holdback of $600. Additional consideration totaling $200 was recognized at the acquisition date to accrue for future payments due to the previous owner over the next 2 years. Results of this acquisition are included in our consolidated results of operations from the date of acquisition. The cost of the acquisition was allocated to the assets acquired and liabilities assumed from HealthInterlink based on their fair values as of the close of the acquisition, with the amount exceeding the fair value of the net assets acquired being recorded as goodwill. Goodwill will be deducted for tax purposes utilizing the straight-line method over a period of 15 years.

        The following table summarizes the fair value of the assets acquired and liabilities assumed:

Current assets	$48
Intangible assets	3,968

Total asset acquired	4,016
Current liabilities	(16)

Net assets acquired	$4,000

        As the values of certain assets acquired and liabilities assumed are preliminary in nature, they are subject to adjustment as additional information is obtained, including, but not limited to, the finalization of our intangible asset valuation. The valuations will be finalized in 2015. When the valuations are finalized, any changes to the preliminary valuation of assets acquired or liabilities assumed may result in material adjustments to the fair value of the intangible assets acquired, as well as goodwill.

        The fair values of the assets acquired were determined using the income approach.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012 (Continued)

(In thousands, except share and per share amounts)

12. ACQUISITIONS (Continued)

        The amounts assigned to major classes of intangible assets are shown below:

Software	$1,379
Goodwill	2,589

Total intangible assets	$3,968

        Software is accounted for within other non current assets.

13. SUBSEQUENT EVENTS

        The Company has evaluated the impact of subsequent events through February 3, 2015, representing the date at which the consolidated financial statements were available to be issued.

        On January 1, 2015, the Company purchased Hubble Telemedical, Inc. ("Hubble"), a privately-held company that enables remote diabetic retinopathy screening and analysis in primary care and other convenient settings. The acquisition of Hubble further strengthens the Company's leadership position in delivering sight-saving solutions into primary care settings where they can have the largest impact on improving population health while also lowering the cost of care. The total purchase price of this acquisition was $5,217.

        The Company advanced payment to Hubble, on December 31, 2014 in the amount of $1,960, which is included in other non current assets within the balance sheet as of December 31, 2014.

******

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  Exhibit 99.2
  To the Board of Directors and Stockholders of Welch Allyn Holdings, Inc. and Subsidiaries Skaneateles Falls, New York
  Management's Responsibility for the Consolidated Financial Statements
  Auditors' Responsibility
  Opinion
WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2014 AND 2013 (In thousands, except share and per share amounts)
WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012
WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012
WELCH ALLYN HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012
WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014,2013, AND 2012 (In thousands, except share and per share amounts)